FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS POTENTIAL LOSS ON TRADE RECEIVABLE WITH CHRYSLER LLC

AND FISCAL THIRD QUARTER RESULTS

Milwaukee, Wisconsin – May 5, 2009 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) announced today that it has identified the need to increase its reserve for uncollectible trade accounts receivables by $500,000 for the third quarter of fiscal 2009.  STRATTEC has approximately $2.7 million of pre-petition bankruptcy accounts receivable due from Chrysler LLC, a portion of which the Company believes could be uncollectible due to Chrysler LLC’s filing for Chapter 11 bankruptcy protection for their U.S. legal entities on April 30, 2009.   Prior to this filing, the Company had been accepted into the United States Department of Treasury “Auto Supplier Support Program” for Chrysler suppliers and is in the process of determining what trade receivables are eligible for payment under this Program.

Based on information currently available, the Company believes the increase in its reserve is adequate to cover the potential loss exposure on this account as of the fiscal third quarter that ended on March 29, 2009.  The reserve for uncollectible trade accounts receivable reduced the third quarter’s earnings per share by $.10.  As further information becomes available, the Company may be required to record an additional reserve in the fourth fiscal quarter of 2009 for the remaining loss exposure.

OPERATING RESULTS

FOR THE FISCAL THIRD QUARTER ENDED MARCH 29, 2009

Net sales for the Company’s third quarter ended March 29, 2009 were $29.3 million, compared to net sales of $38.4 million for the third quarter ended March 30, 2008.  Net loss for the current period was $2.8 million, compared to net income of $446,000 for the quarter ended March 30, 2008.  Diluted loss per share for the current quarterly period was $.87 compared to diluted earnings per share of $.13 in the prior year quarter.  The significant reduction in sales and profitability for the current quarter reflect extensive customer assembly plant shutdowns in the month of January and into the first half of February.  STRATTEC’s OEM production volumes were down approximately 52% during the current quarter which is slightly less than the overall decline in our customers’ North American light vehicle production volume.  The current quarter results include the operations of STRATTEC POWER ACCESS LLC, the power products business acquired from Delphi Corporation on November 30, 2008.  However, STRATTEC POWER ACCESS sales were very low the first half of the quarter due to the aforementioned customer assembly plant shutdowns.  For comparison purposes, it should also be noted that the prior year quarter sales were negatively impacted by a prolonged strike against a major supplier to General Motors Corporation.

For the nine months ended March 29, 2009, net sales were $97.9 million compared to net sales of $121.1 million in the prior year period.  Net loss for the current nine month period was $4.0 million compared to net income of $4.2 million in the prior year period and diluted loss per share was $1.22 compared to diluted earnings per share of $1.19.

Sales to STRATTEC’s largest customers overall were significantly lower in the current quarter compared to the prior year quarter.  Sales to General Motors Corporation in the current quarter were $6.6 million compared to $10.1 million in the prior year quarter due to lower vehicle production volumes, offset by the takeover of certain passenger car lockset production from another supplier.   Sales to Chrysler LLC were $11.1 million compared to $9.7 million.  The increased Chrysler sales were due to $5.2 million of sales generated by STRATTEC POWER ACCESS relating primarily to the products supplied on Dodge, Chrysler and Volkswagen minivans, offset by a combination of lower vehicle production volume and reduced component content in the lock products we supply.  Sales to Ford Motor Company were $3.6 million compared to $5.0 million and sales to Delphi Corporation were $1.2 million compared to $3.8 million due to lower vehicle production volumes. Sales during the current quarter were weaker than initially anticipated for the above four customers due to their additional production schedule cut backs following the Christmas holiday shutdown.

Gross profit margins were 7.0% in the current quarter compared to 16.3% in the prior year quarter.  The year-over-year decrease in gross profit margins was primarily attributed to reduced customer production volumes offset by lower purchased material costs for zinc and brass along with a favorable Mexico Peso to U.S. dollar exchange rate affecting the Company’s operations in Mexico.

Operating expenses were $7.2 million in the current quarter, compared to $6.1 million in the prior year quarter.  The increased spending is primarily attributed to including in the current quarter STRATTEC POWER ACCESS engineering personnel costs and contracting with Delphi for temporary transition services related to the acquisition of Delphi’s power products business.  The temporary transition services and related expenses totaled $309,000 during the quarter ended March 29, 2009.  Also included in the current quarter is a one-time charge of $350,000 for severance and outplacement costs relating to a U.S. salaried work force reduction on January 15, 2009.  We expect that the salaried workforce reduction, along with reductions in our 401k match, will save approximately $2.0 million annually.

RECENT DEVELOPMENTS

On April 23, 2009, General Motors announced assembly plant downtime for the months of May through July in order to reduce excess inventories at their dealer locations.  Most of the approximately 190,000 vehicles removed from GM’s production schedules are those that we supply.  On April 27, 2009, General Motors announced certain aspects of its Revised Viability Plan including reduced production volumes for calendar year 2009 and the subsequent five years.  We will be evaluating the impact this Plan will have on our business as more details become available. On April 30, 2009, Chrysler LLC announced assembly plant downtime for the months of May and June as part of their reorganization under Chapter 11 bankruptcy.

As a result of these announced reductions in production by General Motors and Chrysler LLC, we are also reducing our production schedules. These reductions will affect both our sales and profitability for the fourth fiscal quarter ending June 28, 2009.

STRATTEC designs, develops, manufactures and markets automotive Security Products including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings; and Access Control Products including latches, power sliding side door systems, power lift gate systems, power deck lid systems and related products. These products are provided to customers in North America, and on a global basis through the VAST Alliance in which STRATTEC participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  STRATTEC’s history in the automotive business spans 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Third Quarter Ended		Nine Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
	(Unaudited)		(Unaudited)

Net Sales	$29,348	$38,428	$97,878	$121,075
Cost of Goods Sold	27,295	32,161	87,503	99,508
Gross Profit	2,053	6,267	10,375	21,567

Engineering, Selling &
Administrative Expenses	7,175	6,109	19,796	17,740
Provision for Doubtful Accounts	500	-	500	-

(Loss) Income from Operations	(5,622)	158	(9,921)	3,827

Interest Income	91	617	693	2,344
Other Income (Expense), Net	104	(58)	884	408
Minority Interest	503	(48)	614	70
	(4,924)	669	(7,730)	6,649

Provision (Benefit) for Income Taxes	(2,092)	223	(3,703)	2,461

Net (Loss) Income	$(2,832)	$446	$(4,027)	$4,188

Earnings (Loss) Per Share:
Basic	$(0.87)	$0. 13	$(1.22)	$1. 20
Diluted	$(0.87)	$0. 13	$(1.22)	$1. 19

Average Basic
Shares Outstanding	3,261	3,476	3,285	3,500

Average Diluted
Shares Outstanding	3,262	3,482	3,290	3,506

Other
Capital Expenditures	$2,418	$4,013	$10,929	$8,487
Depreciation & Amortization	$1,649	$1,665	$4,495	$5,161

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 29, 2009	June 29, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$22,598	$51,501
Receivables, net	21,174	23,518
Inventories	11,513	10,269
Other current assets	18,870	17,978
Total Current Assets	74,155	103,266
Deferred Income Taxes	4,044	3,684
Investment in Joint Ventures	4,264	3,642
Prepaid Pension Cost	3,407	758
Other Long Term Assets	889	27
Property, Plant and Equipment, Net	36,535	30,336
	$123,294	$141,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,694	$15,974
Other	17,717	16,965
Total Current Liabilities	28,411	32,939
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Postretirement Obligations	12,317	12,389
Minority Interest	1,316	953
Shareholders’ Equity	238,143	242,843
Accumulated Other Comprehensive Loss	(20,790)	(17,495)
Less: Treasury Stock	(136,103)	(129,916)
Total Shareholders’ Equity	81,250	95,432
	$123,294	$141,713

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Third Quarter Ended		Nine Months Ended
	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$(2,832)	$446	$(4,027)	$4,188
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Minority Interest	(499)	37	(600)	(111)
Depreciation and Amortization	1,649	1,665	4,495	5,161
Intangible Amortization	24	-	33	-
Stock Based Compensation Expense	92	124	309	616
Provision for Doubtful Accounts	500	-	500	-
Change in Operating Assets/Liabilities	(5,258)	1,802	(8,196)	(1,598)
Other, net	(160)	(19)	(1,430)	(341)

Net Cash Provided (Used) by Operating Activities	(6,484)	4,055	(8,916)	7,915

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(388)	-
Purchase of Delphi Power Products	(1,118)	-	(4,931)	-
Additions to Property, Plant and Equipment	(2,418)	(4,013)	(10,929)	(8,487)

Net Cash Used in Investing Activities	(3,536)	(4,013)	(16,248)	(8,487)

Cash Flow from Financing Activities:
Purchase of Common Stock	-	(1,188)	(6,214)	(2,334)
Dividends Paid	(488)	(528)	(1,511)	(4,609)
Contribution from Minority Interest	224	-	986	349
Loan from Minority Interest	1,000	550	2,175	800
Exercise of Stock Options and
Employee Stock Purchases	10	8	30	21

Net Cash Provided (Used) by Financing Activities	746	(1,158)	(4,534)	(5,773)

Effect of Foreign Currency Fluctuations on Cash	(6)	4	795	(16)

Net Decrease in Cash & Cash Equivalents	(9,280)	(1,112)	(28,903)	(6,361)

Cash and Cash Equivalents:
Beginning of Period	31,878	60,242	51,501	65,491
End of Period	$22,598	$59,130	$22,598	$59,130